AGREEMENT AND INSTRUMENT OF
                         ASSIGNMENT AND ASSUMPTION

                         Dated as of May 31, 1997


     The parties to this agreement and instrument of assignment and assumption (the "Agreement") are Presidio AGP Corp., a Delaware corporation ("AGP"), and Pembroke AGP LLC, a Nevada limited liability company (the "Purchaser").This Agreement is one of the Other Agreements referred to in the agreement and instrument of assignment and assumption dated as of this date among Resources High Cash, Inc., a Delaware corporation ("RHCI"), AGP, the LP and Pembroke HCP LLC, a Nevada limited liability company ("Pembroke") (the "Main Agreement").
     Unless the context otherwise requires, each capitalized term used and not defined in this Agreement has the meaning given it in the Main Agreement.AGP hereby sells, assigns, conveys and transfers to the Purchaser, free and clear of any Lien, all its right, title and interest in all the Assets pertaining to AGP's interest as associate general partner in the Partnership (excluding those specifically sold, assigned, conveyed and transferred pursuant to another Other Agreement) and all books and records relating thereto.
     In consideration for the sale, assignment, conveyance and transfer being effected hereunder, the Purchaser is hereby (a) paying AGP by wire transfer of immediately available funds $430 and
(b) agreeing to assume, and to pay, perform and discharge, and indemnify and hold each Old GP and the LP harmless from and against, the Assumed Obligations. Except for the Assumed Obligations, the Purchaser is not assuming any liabilities, obligations or commitments (contingent or otherwise) of the Old GPs, the LP or any of their affiliates, including, without limitation, those incurred in connection with the Old GPs serving as general partners of the Partnership on or prior to the date of this Agreement, from and against which liabilities, obligations or commitments (contingent or otherwise) of the Old GPs or any of their affiliates the Purchaser and its managers, members, successors, assigns, representatives and affiliates will be indemnified and held harmless by the Old GPs pursuant to section 4 of the Main Agreement.The agreements of Pembroke in sections 3, 4 and 5 of the Main Agreement are incorporated by reference into this Agreement as agreements of the Purchaser, mutatis mutandis.

                                       PRESIDIO AGP CORP.


                                       By:__________________________



                                       PEMBROKE AGP LLC


                                       By:__________________________